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                                                                  EXHIBIT 10.12


[LOGO]                         PROMISSORY NOTE
                                 (BASE RATE)


                           Borrower Name   VDI

Borrower Address 6920 SUNSET BLVD.     Office 335  Loan Number 8428314106 @80.1
                 HOLLYWOOD, CA. 90028  Maturity Date JULY 3, 2000 $2,825,000.00



Hollywood, California             $2,825,000.00               Date July 10, 1995
                                                                   -------------


FOR VALUE RECEIVED, on July 3, 2000, the undersigned ("Debtor") promises to pay to the order of UNION BANK ("Bank"), as indicated below, the principal sum of Two Million Eight Hundred Twenty Five Thousand and No/100ths Dollars ($2,825,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rates and at the times set forth below; provided, however, Debtor shall pay total interest over the term of this note of not less than $500.

1.  PAYMENTS

    PRINCIPAL PAYMENTS. Debtor shall pay principal on the 3rd day of each month, commencing August 3, 1995 in the following amounts:

    1. Commencing August 3, 1995 through November 3, 1997; Fifty Seven Thousand Eight Hundred Fifty Seven Dollars ($57,857.00) per month;

    2. Commencing December 3, 1997 through August 3, 1998; Forty Eight Thousand Three Hundred Thirty Four Dollars ($48,334.00) per month;

    3. Commencing September 3, 1998 through October 3, 1999; Forty Thousand Dollars ($40,000.00) per month;

    4. Commencing November 3, 1999 through June 3, 2000; Twenty Three Thousand Three Hundred Thirty Three Dollars ($23,333.00) per month;

and in a final installment of Twenty Three Thousand Three Hundred Thirty
Three Dollars ($23,333.00) (or such other amounts as shall be necessary to pay all remaining unpaid principal) on the maturity date of this Note.

The availability under this Note shall be reduced on the same day and in the same amount as each scheduled principal payment.

    INTEREST PAYMENTS. Debtor shall pay interest on the 3rd day of each month (commencing August 3, 1995). Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

         a. BASE INTEREST RATE. At Debtor's option, amounts outstanding hereunder in increments of at least $10,000 shall bear interest at a rate to be selected by Debtor which is 2.50% per annum in excess of Bank's Adjusted LIBOR-Rate for the Interest Period so selected by Debtor.

         Any Base Interest Rate selected by Debtor may not be changed, altered or otherwise modified until the expiration of the Interest Period for which it was selected. The exercise of interest options by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed, in no event shall any Interest Period extend beyond the maturity date of this note.

         To select a Base Interest Rate, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate has not been selected and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been selected. Select a Base Interest Rate by telephoning an authorized tending officer of Bank located at the banking office identified below prior to 10:00 a.m., California time, on any Business Day and advising that officer of the Base Interest Rate, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the Adjusted LIBOR-Rate, shall follow the date of such election by no more than two (2) Business Days).


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         Bank will confirm the terms of the election in writing by mail to
         Debtor promptly after the election is made. Failure to send such confirmation shall not effect Bank's rights to collect interest at the rate selected. If, on the date of the election, the Base Interest Rate selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

         b. VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum of 0.75% in excess of the Reference Rate, which rate shall vary as and when the Reference Rate changes.

         Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's Harbor Gateway Office, or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in paragraph 1.b above, of this note, calculated from the date of default until all amounts payable under this note are paid in full.

4.  PREPAYMENT

         a. Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Amounts outstanding at a Base Interest
         Rate under this note may only be prepaid, in whole or in part provided Bank has received not less than five (5) Business Days prior written notice of an intention to make such prepayment and Debtor pays a prepayment fee to Bank in an amount equal to: (i) the difference between (a) the Base Interest Rate applicable to the principal amount which Debtor intends to prepay, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) the above difference, if greater than zero, is multiplied by a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360 days; (iii) the above product is multiplied by the amount of the principal as prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then the amount multiplied in this section shall be the lesser of the amount prepaid or 50% of the total of the amount prepaid and the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date); and (iv) the above product is then discounted to present value using the Yield Rate as the annual discount factor.

         b. In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under the above prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount as prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive. In the event of partial prepayment, such prepayments shall be applied to principal payments in the inverse order of their maturity.

         c. Such prepayment fee, if any, shall also be payable if prepayment occurs as the result of the acceleration of the principal of this note by Bank because of any default hereunder. If, following such acceleration, all or any portion of a Base Interest Rate Loan is satisfied, whether through sale of property encumbered by a security agreement or other agreement securing this note, if any, at a foreclosure sale held thereunder or through the tender of payment any time following such acceleration, but prior to such a foreclosure sale, then such satisfaction shall be deemed an evasion of the prepayment conditions set forth above, and Bank shall, automatically and without notice or demand, be entitled to receive, concurrently with such satisfaction the prepayment fee set forth above, and the obligation to pay such prepayment fee shall be added to the principal. DEBTOR HEREBY ACKNOWLEDGES AND AGREES THAT BANK WOULD NOT LEND TO DEBTOR THE LOAN EVIDENCED BY THIS NOTE WITHOUT DEBTOR'S AGREEMENT, AS SET FORTH ABOVE, TO PAY BANK A PREPAYMENT FEE UPON THE SATISFACTION OF ALL OR ANY PORTION OF THE PRINCIPAL BEARING INTEREST AT A BASE INTEREST RATE FOLLOWING THE ACCELERATION OF THE MATURITY DATE HEREOF BY REASON OF A DEFAULT. DEBTOR HAS CAUSED THOSE PERSONS SIGNING THIS NOTE ON ITS BEHALF TO SEPARATELY INITIAL THE AGREEMENT CONTAINED IN THIS
         PARAGRAPH BY PLACING THEIR INITIALS BELOW:

         INITIALS:        __________     __________

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the "Obligor") under any security agreement, guaranty or other agreement between Bank an any Obligor,
(c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor's creditors;
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(f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the failure of any Obligor to comply with any order, judgement, injunction, decree, writ or demand of any court or other public authority; (j) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (k) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (l) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (m) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest shall automatically become immediately due and payable.

6. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this note. Debtor and any endorsers of this note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extentions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors or assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any addendum attached hereto, and consent to service of process by any means authorized by California law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. The definitions listed below and the attached Arbitration Agreement are hereby made a part of this note.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: "ADJUSTED LIBOR-RATE" shall mean the LIBOR Base Rate as adjusted for reserve requirements imposed on Bank from time to time. "BASE INTEREST RATE" shall mean a rate of interest based on the Adjusted LIBOR-Rate. "BASE INTEREST RATE LOAN" shall mean amounts outstanding under this note that bear interest at a Base Interest Rate. "BASE RATE MATURITY DATE" shall mean the last day of the Interest Period with respect to principal outstanding on which a Base Interest Rate has been selected by Debtor. "BUSINESS DAY" shall mean a day which is not a Saturday or Sunday on which Bank is open for business in California and on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "INTEREST PERIOD" shall mean any calendar period of one, three, six, nine, or twelve months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month.
Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month. In which event such Interest Period shall end on the next preceding Business Day. "LIBOR BASE RATE" shall mean for each Interest Period the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with such Interest Period and for an amount equal to the amount of principal covered by Debtor's interest rate election. "ORIGINATION DATE" shall mean the Business Day on which funds are made available to Debtor relating to Debtor's selection of a Base Interest Rate, "REFERENCE RATE" shall mean the rate announced by Bank from time to time at its corporate headquarters at its "Reference Rate." The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.



VDI


By    /s/  R. Luke Stefanko
   __________________________________

Title   Vice President
      _______________________________




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